EXHIBIT (14)

POWERS OF ATTORNEY

POWER OF ATTORNEY

WITH RESPECT TO

PEOPLES BENEFIT LIFE INSURANCE COMPANY

SEPARATE ACCOUNTS

Know all men by these presents that Robert J. Kontz, whose signature appears below, constitutes and appoints Frank A. Camp and Anne M. Spaes, and each of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any registration statements and amendments thereto for the Separate Accounts of Peoples Benefit Life Insurance Company, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitute, may do or cause to be done by virtue hereof.

/s/ Robert J. Kontz
Robert J. Kontz Vice President and Corporate Controller Peoples Benefit Life Insurance Company

January 26, 2005
Date